Exhibit 99.1

NEW YORK, July 8, 2014 /PRNewswire/ -- WL Ross Holding Corp. announced today the addition of Robert S. "Steve" Miller to its Board of Directors. Mr. Miller is Chairman of American International Group. Inc. The Wall Street Journal has named him "Wall Street's Mr. Fix It," because he has parachuted in as chairman of so many companies undergoing restructuring, including Delphi Corporation, Bethlehem Steel Corporation, Federal Mogul Holdings Corp., Waste Management and Morrison--Knudsen. He earlier had been Vice Chairman of Chrysler Corp. under Lee Iacocca during that company's turnaround. He currently is chairman of Mid Ocean Partners and a director of Symantec Corporation.

Wilbur Ross, Chairman of WL Ross Holding Corp., said, "We have had extensive dealings with Steve for many years and can think of no one who would bring greater additional expertise to our turnaround strategies." Mr. Miller added, "I am delighted to be a part of a highly professional group that will bring both financial and intellectual capital to companies experiencing difficulty."

WL Ross Holding Corp. is a newly created Special Purpose Acquisition Company which on June 5, 2014 conducted its Initial Public Offering of $500, 250,000 of equity securities underwritten by Deutsche Bank Securities and BofA Merrill Lynch. Its units trade on Nasdaq under the symbol WLRHU.

SOURCE WL Ross Holding Corp.

/CONTACT: Wilbur Ross 212-826-2111